Exhibit 16.1

May 23, 2008

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

I have read the statements about my firm included under Item 4 in the Form 8-K filing dated May 23, 2008 of Liberty Alliance, Inc. and I am in agreement with the statements contained therein.

Very truly yours,

/s/ Michael J. Larsen
Michael J. Larsen, CPA